Exhibit 10.1
TERM LOAN, GUARANTY AND SECURITY AGREEMENT
DATED AS OF FEBRUARY 17, 2006
BETWEEN
GENERAL ELECTRIC CAPITAL CORPORATION,
AS LENDER
AND
HORIZON VESSELS, INC.,
AS BORROWER
AND
HORIZON OFFSHORE, INC.,
AS GUARANTOR

INDEX OF EXHIBITS AND SCHEDULES

Schedule I	-	Lender’s and Borrower’s Representatives for Notices; Addresses
Schedule 4.3	-	Locations; Corporate or Other Names
Schedule 4.7	-	Stock; Affiliates
Schedule 4.10	-	Litigation
Schedule 4.14	-	Labor Matters
Schedule 4.15	-	ERISA
Schedule 4.16	-	Environmental Matters
Schedule 4.18	-	Insurance
Schedule 8.1	-	Existing Indebtedness
Schedule 9.3	-	Actions to Perfect Liens

Exhibit A	-	Form of Secretary’s Certificate
Exhibit B	-	Form of Power of Attorney
Exhibit C	-	Form of Certificate of Compliance

     This TERM LOAN, GUARANTY AND SECURITY AGREEMENT is dated as of February 17, 2006, and agreed to by and between Horizon Vessels, Inc., a Delaware corporation (“Borrower”), any other Credit Party executing this Agreement, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Lender”).
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:
     “Acquisition” means the Borrower’s acquisition of the Vessel.
     “Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that Lender shall not be an Affiliate of Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agreement” means this Term Loan, Guaranty and Security Agreement as the same may be amended, modified or supplemented from time-to-time.
     “Applicable Margin” means, with respect to the Term Loan, 3.50% per annum.
     “Base Rate” means, at any time, a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) published in the “Money Rates” section of The Wall Street Journal from time to time, which rate is the average of the interbank offered rates for dollar deposits in the London Market based on quotations at five major banks. In the event LIBOR is not published in The Wall Street Journal and is not otherwise available, Lender may specify a comparable substitute index rate after prior written notice to Borrower.
     “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or Borrower’s business.
     “Borrower” has the meaning set forth in the preamble of this Agreement.
     “Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.
     “Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a consolidated balance sheet of such Person, excluding (a) interest capitalized during construction, and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.
     “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale and leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Interest” means the cash portion of consolidated interest expense, including interest which may be required to be capitalized.
     “Change of Control” means, with respect to any Person on or after the Closing Date, that any change in the composition of such Person’s stockholders as of the Closing Date shall occur which would result in any stockholder or group (other than the Elliott Group) acquiring 50% or more of the Stock of such Person, or that any Person (or group of Persons acting in concert) (other than the Elliott Group) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the Board of Directors of such Person or otherwise direct the management or affairs of such Person by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise.
     “Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) the ownership or use of any assets by any Credit Party, or (e) any other aspect of any Credit Party’s business.
     “CIT Loan” means that certain loan up to the maximum principal amount of $80,000,000.00 to be made to Borrower by The CIT Group/Equipment Financing, Inc., as agent for the Lenders and each of the Lenders pursuant to a certain loan agreement substantially in the form previously provided to Lender (as the same may be amended from time-to-time, the “CIT Loan Agreement”). Capitalized terms used in this definition only shall have the meaning ascribed to them in the “CIT Loan Agreement.”
     “Closing Date” means the Business Day on which the conditions precedent set forth in Article III have been satisfied or specifically waived in writing by Lender, and the initial Term Loan has been made.
     “Code” means the U.S. Internal Revenue Code of 1986.
“Collateral” has the meaning assigned to it in Section 10.1.
     “Collection Account” means that certain account of Lender, account number 50-232-854 in the name of GECC-CAF Depository at Bankers Trust Company, 1 Bankers Trust Plaza, New York, New York, ABA number 021-001-033.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

     “Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
     “Corporate Credit Party” means any Credit Party that is a corporation, partnership or limited liability company.
     “Credit Party” means Borrower, and each other Person (other than Lender) that is or may become a party to this Agreement or any other Loan Document.
     “Current Assets” means the assets of the Guarantor on a consolidated basis which would in accordance with GAAP be classified as current assets of a corporation conducting a business the same as or similar to the Borrower and the Guarantor.
     “Current Liabilities” means indebtedness of the Guarantor on a consolidated basis which would in accordance with GAAP be classified as current liabilities of a corporation conducting a business the same as or similar to the Borrower and the Guarantor, excluding (a) the principal amount outstanding under the Working Capital Loan, (b) the principal payment due hereunder on the Maturity Date and (c) other debt that is specifically subordinated to the Loan on terms reasonably acceptable to Lender.
     “Current Maturities of Long Term Debt” means for the Guarantor and its Subsidiaries on a consolidated basis, the principal amount due and payable during the next succeeding twelve month period on Total Funded Debt of the Guarantor and its Subsidiaries, excluding (a) the principal amount due under the Working Capital Loan and the principal payment due hereunder on the Maturity Date and (b) mandatory principal prepayments required by Section 1.6(a) of the CIT Loan Agreement.
     “Current Ratio” means the ratio of Current Assets to Current Liabilities.
     “Debt Ratio” means the ratio of Total Funded Debt to the sum of Total Funded Debt plus the Guarantor’s stockholders’ equity.
     “Default” means any Event of Default or any event that, with the passage of time or notice or both, would become an Event of Default.
     “Default Rate” has the meaning assigned to it in Section 2.5(d).
     “EBITDA” means, for any period, the Net Income (Loss) of Guarantor and its Subsidiaries on a consolidated basis for such period, plus interest expense, income tax expense, amortization expense (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP), depreciation expense and extraordinary losses and minus extraordinary gains, in each case, of Guarantor and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP to the extent included in the determination of such Net Income (Loss).
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Elliott Group” means Elliott Associates, L.P., Elliott International, L.P., Manchester Securities Corp., and any of their Affiliates.
     “Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

     “Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party, whether on, prior or after the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means, collectively, any Credit Party, and any Person under common control, or treated as a single employer, with any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Lender, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “Event of Default” has the meaning assigned to it in Section 11.1.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Lender in its sole discretion.
     “Fees” means the fees due to Lender under Section 2.5 and under any other agreement from time to time entered into between Borrower and Lender on or after the Closing Date.
     “Financial Statements” means each financial statement delivered pursuant to Section 6.1(a), (b) or (c).
     “Fiscal Month” means any of the monthly accounting periods of Borrower.

     “Fiscal Quarter” means each three month fiscal period ending on March 31, June 30, September 30 or December 31.
     “Fiscal Year” means the twelve month period of Borrower ending on December 31.
     “Fixed Charge Coverage Ratio” means, for the Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of any Fiscal Quarter of the Guarantor: (a) EBITDA for the four (4) Fiscal Quarters then ended divided by (b) the sum of (i) Current Maturities of Long Term Debt as of the last day of such Fiscal Quarter, plus (ii) Cash Interest paid during the four (4) Fiscal Quarters then ended, plus (iii) Tax Expense for the four (4) Fiscal Quarters then ended.
     “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.
     “Governmental Authority” or “Governmental Agencies” means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over the Borrower, the other Credit Party or its Subsidiaries or their properties (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.
     “Guarantor” means each Credit Party (other than Borrower) executing this Agreement from time to time.
     “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.
     “Guaranty” means any agreement (whether contained within this Agreement or otherwise) to perform all or any portion of the Obligations on behalf of Borrower or any other Credit Party, in favor of, and in form and substance satisfactory to, Lender, together with all amendments, modifications and supplements thereto, and shall refer to such Guaranty as the same may be in effect at the time such reference becomes operative.

     “Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
     “Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business and not paid within 120 days of date of invoice, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof), valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any hedging or similar agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.
     “Indemnified Matters” and “Indemnitee” have the respective meanings assigned to them in Section 12.4.
     “Intercreditor Agreement” means that certain intercreditor agreement between, inter alia, The CIT Group/Equipment Finance, Inc. and the Working Capital Lender, as amended, modified or supplemented from time-to-time, to the extent such an intercreditor agreement exists.
     “IRS” means the Internal Revenue Service of the United States, and any successors thereto.
     “Lender” means General Electric Capital Corporation and, if at any time Lender shall decide to assign or syndicate all or any of the Obligations, such term shall include such assignee or such other members of the syndicate.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
     “Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

     “Loan Documents” means this Agreement, each Guaranty, the Power of Attorney and all security agreements, mortgages and all other documents, instruments, certificates, and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.
     “Material Adverse Effect” means any fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition (a) has a material adverse effect on the business, assets, operations or condition (financial or otherwise), of Guarantor on a consolidated basis, (b) materially impairs the ability of Borrower or any Credit Party, on a consolidated basis, to pay and perform their obligations under the Loan Documents to which they are a party, (c) materially impairs the ability of Lender to enforce its rights and remedies under any Loan Document or (d) has any material adverse effect on the Collateral, the Liens of Lender in such Collateral or the priority of such Liens.
     “Maturity Date” means February 1, 2009.
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Net Income (Loss)” means with respect to any Person and for any period, the aggregate net income (or loss) after taxes of such Person for such period, determined in accordance with GAAP.
     “Obligations” means, with respect to any Credit Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Credit Party to Lender, any other Indemnitee and any Affiliate of any of them arising out of, under, or in connection with, any Loan Document or any other agreement between any Credit Party and Lender, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Credit Party is Borrower, the Term Loan, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Credit Party under any Loan Document.
     “PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.
     “Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Permitted Lien” means the following liens:
     (i) liens for Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrower or the Guarantor;
     (ii) liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrower or the Guarantor;
     (iii) maritime liens:
(A)	arising in the ordinary course of business by operation of law that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Lender; or

(B)	arising in connection with salvage and general average; or

(C)	arising in connection with crew wages claimed but not paid;
     (iv) liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrower and the Guarantor;
     (v) judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;
     (vi) liens required by the terms of this Agreement; and
     (vii) purchase money security interests in connection with capital expenditures permitted by Section 8.15.
     “Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
     “Preferred Ship Mortgage” means the Preferred Ship Mortgage on the Vessel recorded in accordance with the laws of the Republic of Vanuatu.
     “Projections” means as of any date the consolidated balance sheet, statements of income and cash flow for Guarantor and its Subsidiaries (including forecasted Capital Expenditures) (a) by month for the next Fiscal Year, and (b) by year for the following three Fiscal Years, in each case prepared in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan.
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.
     “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Requirement of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Restricted Payment” means: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any other Credit Party’s Stock; (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or any other Credit Party in violation of any subordination or other agreement made in favor of Lender (provided that conversion or exchange of subordinated indebtedness into or for Stock of Guarantor is expressly permitted); (c) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any other Credit Party’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than (i) that arising under this Agreement or (ii) interest and principal, when due without acceleration or modification of the amortization as in effect on the Closing Date, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the relevant subordination agreement made in favor of Lender) permitted under Sections 8.1(b) and 8.1(d); or (d) any payment, loan, contribution, or other transfer of funds or other property to any holder of Stock of such Person which is not expressly and specifically permitted in this Agreement; provided, that no payment to Lender shall constitute a Restricted Payment.
     “Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.
     “Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale and leaseback transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.
     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
     “Tangible Net Worth” means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder’s equity on a consolidated balance sheet of the Guarantor and its Subsidiaries; including, without limitation, adjustments for the addition of paid-in-kind interest, discounts and warrant amortization on subordinated debt; provided, however, there shall be excluded from Tangible Net Worth (a) any amount at which shares of capital stock of the Guarantor or any of its Subsidiaries appear as an asset on the Guarantor’s or Subsidiary’s balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names and copyrights, (d) loans and advances to any stockholder, director, officer or employee of the Guarantor or any of its Subsidiaries or any Affiliate thereof and (e) all other assets which are properly classified as intangible assets.
     “Taxes” means taxes, levies, imposts, deductions, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.
     “Tax Affiliate” means, (a) Borrower and its Subsidiaries and (b) any Affiliate of Borrower with which Borrower files or is eligible to file consolidated, combined or unitary tax returns.
     “Tax Expense” means, for any period respecting the Guarantor and its Subsidiaries on a consolidated basis, the sum of all income tax expense for such period determined in accordance with GAAP applied consistently.
     “Term Loan” has the meaning assigned to it in Section 2.1.
     “Termination Date” means the date on which all Obligations under this Agreement are indefeasibly paid in full, in cash and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.
     “Threshold Amount” means $250,000; provided, however, that a claim asserted against a Credit Party which is covered by valid and collectible insurance (subject to any applicable deductibles) and for which no defense to coverage has been asserted or is expected to be asserted and is within the coverage limits of such coverage, shall not be included in the Threshold Amount even if in excess of $250,000.
     “Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Total Funded Debt” means, as of any date of determination, without duplication, the sum of (a) all principal indebtedness of the Guarantor and its Subsidiaries for borrowed money on that date (other than intercompany indebtedness), plus (b) the aggregate amount of all monetary obligations of the Guarantor and its Subsidiaries under any and all Capital leases on such date.
     “UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Delaware.
     “Vessel” shall mean that certain marine construction vessel TEXAS HORIZON (formerly known as SEA WRANGLER), Vanuatu Official No. 1480, registered in the Republic of Vanuatu, including her engines, tackle, apparel, appurtenances, equipment, cranes, winches, all reels (including, without limitation, two (2) 8.6M Reels “A” (SAS), two (2) 9.2M Reels “A” (SAS), modular law system (including, without limitation, two (2) underroller brackets (SAS), one (1) underroller and five (5) modular lay system bed units (SAS), machinery, spares, consumables, fuels, lube, cordage, hoses, stores, tools and all other items identified to or belonging to it whether onboard or ashore.
     “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).
     “Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
     “Working Capital” means the excess of Current Assets over Current Liabilities.

     “Working Capital Lender” means PNC Bank, National Association, as administrative agent on behalf of itself and other lenders a party to a Working Capital Loan, or any other lender or administrative agent on behalf of itself or other lenders to a Working Capital Loan.
     “Working Capital Loan” means that certain working capital loan up to the maximum principal amount of USD $30,000,000.00 to be made to Guarantor and certain of its Affiliates by the Working Capital Lender, subject, to the extent applicable, to the Intercreditor Agreement, or any refinancing thereof.
     Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “account”, “account debtor”, “chattel paper”, “contract”, “deposit account”, “documents”, “equipment”, “fixtures”, “general intangible”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, “payment intangible”, “proceeds”, “software” and “supporting obligations”. To the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.
     Section 1.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V [or VIII] unless Borrower and Lender agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.
     Section 1.4 Interpretation. (a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the term “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.
          (b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement or instrument shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of Lender required therefor is not obtained, any amendment, amendment and restatement, supplement or other modification to any term of such agreement from time to time, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II
THE FACILITIES
     Section 2.1 Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make the term loan to Borrower on the Closing Date in the original principal amount of $11,000,000 (the “Term Loan”). The Term Loan shall be repayable on the Maturity Date and at the dates and in the amounts set forth below:
Eleven (11) consecutive quarterly payments of principal in the amount of $916,666.66 plus interest at the Base Rate plus the Applicable Margin with the first installment being due on May 1, 2006 and each subsequent quarterly installment being due and payable on each August 1st, November 1st, February 1st and May 1st thereafter, and with the twelfth and final installment of all outstanding principal, interest and any other charges thereon being due on the Maturity Date.
     Section 2.2 Term and Prepayment.
          (a) Maturity Date. Upon the Maturity Date, Borrower shall pay to Lender in full, in cash: (i) all outstanding principal and accrued but unpaid interest on the Term Loan and (ii) all other non-contingent Obligations due to or incurred by Lender.
          (b) Voluntary Prepayment. Borrower shall have the right, at any time upon 30 days’ prior written notice to Lender and without any prepayment penalty or prepayment fee to prepay all, but not less than all, of the Term Loan.
     Section 2.3 Single Term Loan. The Term Loan and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.
     Section 2.4 Interest.
          (a) Rate. Borrower shall pay interest to Lender on the outstanding balance of the Term Loan at a floating rate per annum equal to the Base Rate plus the Applicable Margin.
          (b) Computation. All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest or fee is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Payments. Interest shall be payable on the balance of the Term Loan (i) in arrears for the preceding quarter on each subsequent quarterly installment due date under Section 2.1, (ii) on the Maturity Date, and (iii) if any interest accrues or remains payable after the Maturity Date, upon demand by Lender.
          (d) Default Rate. Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Applicable Margin shall automatically be increased by 2% per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.
          (e) Non-Business Days. If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.
          (f) Maximum Lawful Rate. It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Agreement, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received in respect of the Term Loan or under this Agreement shall exceed the maximum amount of interest permitted by applicable law, then in such event any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance of the Term Loan or refunded to Borrower, at the option of Lender and the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof.
     Section 2.5 Attorney Fees and Costs. Borrower agrees to pay to Lender, on the Closing Date, all fees and expenses of the Lender incurred in connection with the Term Loan, including all reasonable legal fees and expenses of Lender’s counsel.
     Section 2.6 Receipt of Payments. Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 2.8) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 2:00 P.M. (Eastern Time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it would have received had no such deductions been made.
     Section 2.7 Application and Allocation of Payments. Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable.
     Section 2.8 Accounting. Lender is authorized to record on its books and records the date and amount of each Term Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Lender shall provide Borrower on a monthly basis a statement and accounting of such recordations but any failure on the part of Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrower shall not in any manner affect the obligation of Borrower to repay any of the Obligations. Except to the extent that Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrower, absent manifest error.
     Section 2.9 Increased Costs; Capital Requirements; Etc.
          (a) Increased Costs. If at any time Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority shall have the effect of (i) increasing the cost to Lender of agreeing to participate in extensions of credit, or (ii) imposing any other cost to Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by Lender, Borrower shall pay to Lender amounts sufficient to compensate Lender for such increased cost.
          (b) Increased Capital Requirements. If at any time Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of Lender (or any corporation controlling Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender or corporation, such Lender or corporation could have achieved but for such adoption or change, then, upon demand from time to time by Lender, Borrower shall pay to Lender amounts sufficient to compensate Lender for such reduction.
          (c) Compensation Certificate. Each demand for compensation under this Section 2.9 shall be accompanied by a certificate of Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.1 Conditions to the Term Loan. Lender shall not be obligated to make the Term Loan or to perform any other action hereunder, until the following conditions have been satisfied in a manner satisfactory to Lender in its sole discretion, or waived in writing by Lender:
          (a) Certain Documentation. Lender shall have received the following, each dated as of the Closing Date and in form and substance satisfactory to Lender and its counsel:
          (i) this Agreement, duly executed by Borrower and each other Credit Party;
          (ii) Acknowledgement copies of proper financing statements (Form UCC-l) duly filed under the UCC in all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s Lien on the Collateral;
          (iii) Certified copies of UCC searches, or other evidence satisfactory to Lender, listing all effective financing statements which name Borrower or any other Credit Party (under present name, any previous name or any trade or doing business name) as debtor and covering all jurisdictions referred to in clause (vi) above, together with copies of such other financing statements;
          (iv) Evidence of the completion of all other recordings and filings (including UCC-3 termination statements and other Lien release documentation) as may be necessary or, in the opinion of and at the request of Lender, desirable to perfect Lender’s Lien on the Collateral and ensure such Collateral is free and clear of other Liens;
          (v) Powers of Attorney duly executed by each Credit Party executing the Agreement.
          (b) Insurance. Lender shall have received evidence satisfactory to it that the insurance policies provided for in Section 7.5 are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such Section.
          (c) Legal Opinions. Lender shall have received an opinion(s) of outside counsel to Borrower and the other Credit Parties with respect to the Loan Documents in form and substance satisfactory to Lender and its counsel.
          (d) Certified Constituent Documents. Lender shall have received a copy of each Constituent Document of each Corporate Credit Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Credit Party in such jurisdiction and each other jurisdiction where such Credit Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates).
          (e) Secretary’s Certificate. Lender shall have received a certificate of the secretary or other officer of each Corporate Credit Party in charge of maintaining books and records of such Credit Party in substantially the form of Exhibit A hereto.
          (f) Officer’s Certificate. A certificate of a Responsible Officer of Borrower to the effect that (a) each condition set forth in this Section 3.1 has been satisfied, and (b) the Credit Parties taken as a whole are

Solvent after giving effect to the Term Loan, the Acquisition, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses (including the Fees payable on the Closing Date) related hereto and thereto.
          (g) Preferred Ship Mortgage. With respect to the Vessel, Lender shall have received the Preferred Ship Mortgage executed by the Borrower, together with evidence regarding recording and payment of fees, insurance premium and taxes, in each case, that Lender may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid Lien on the Vessel in favor of Lender, subject only to such Liens as Lender may approve.
          (h) Other Documents. Lender shall have received such other documents, instruments, or certificates as it shall reasonably request.
          (i) Representations and Warranties; No Defaults. The following statements shall be true on such date, both before and after giving effect to the making of the Term Loan: (i) the representations and warranties set forth in any Loan Document shall be true and correct on and as of such date and (ii) no Default shall be continuing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce Lender to enter into the Loan Documents, Borrower and each other Credit Party represents and warrants to Lender each of the following on and as of the Closing Date:
     Section 4.1 Corporate Existence; Compliance with Law. Each Corporate Credit Party: is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) duly qualified to do business as a foreign entity and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (c) in compliance with all Requirements of Law and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.2 Legal Authority to Conduct Business. Each Corporate Credit Party has (a) the requisite corporate power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, to consummate the Acquisition, and to conduct its business as now, heretofore or proposed to be conducted, and (b) all Permits, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Corporate Credit Party that are necessary or appropriate for the conduct of its business.
     Section 4.3 Locations; Corporate or Other Names, Etc. Set forth on Schedule 4.3 is (a) each Corporate Credit Party’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of each Corporate Credit Party, (c) the organizational identification number issued by each such Credit Party’s state of incorporation or organization or a statement that no such number has been issued, (d) each Corporate Credit Party’s state of organization or incorporation, and (e) the location of each Corporate Credit Party’s chief executive office, corporate offices, warehouses and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Schedule 4.3, no Corporate Credit Party has been known as or conducted business in any other name (including trade names).
     Section 4.4 Corporate Power; Authorization; No Conflicts. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, [the consummation of the Acquisition,] and the creation of all Liens provided for herein and therein: (a) are within such Credit Party’s power and authority, (b) have been duly authorized by all necessary corporate or similar action on the part of such Credit Party, (c) are not in violation of its Constituent Documents, any Contractual Obligation of such Credit Party or any Requirement of Law, (d) do not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral and (e) do not require the consent or approval of any Governmental Authority or any other Person.
     Section 4.5 Execution and Enforceability. From and after its delivery to Lender, each Loan Document shall have been duly executed and delivered on behalf of each Credit Party which is a party thereto, and each such Loan Document upon such execution and delivery shall be a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
     Section 4.6 Financial Statements and Projections. (a) The Financial Statements delivered by Borrower to Lender on or prior to the Closing Date are true, correct and complete and reflect fairly and accurately the financial condition of Guarantor as of the date of each such Financial Statement in accordance with GAAP (other than, in the case of any unaudited Financial Statements, the absence of footnotes and audit adjustments).
          (b) The Financial Statements delivered by Borrower to Lender from and after the Closing Date are true, correct and complete and reflect fairly and accurately the financial condition of Guarantor as of the date of each such Financial Statement in accordance with GAAP (other than, in the case of any unaudited Financial Statements, the absence of footnotes and audit adjustments).
          (c) The Projections most recently delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections.
          (d) Between the date of Guarantor’s most recently audited Financial Statements delivered to Lender prior to the Closing Date and the Closing Date: (a) no Corporate Credit Party has incurred any obligations, contingent or non-contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Projections delivered on the Closing Date and which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) there has been no material negative deviation from such Projections.
     Section 4.7 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 4.7, as of the Closing Date no Corporate Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. Borrower is a wholly-owned subsidiary of the Guarantor. All outstanding Indebtedness of each Corporate Credit Party as of the Closing Date is described in Schedule 8.1.
     Section 4.8 Material Adverse Effect. Since December 31, 2005, no events have occurred that, alone or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.
     Section 4.9 Solvency. Both before and after giving effect to (a) the Term Loan made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loan, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.
     Section 4.10 Litigation. No Litigation is pending or, to the knowledge of any Credit Party, threatened by or against any Credit Party or against any Credit Party’s properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.10, as of the Closing Date there is no Litigation, which is not covered by valid and collectible insurance (subject to any applicable deductibles) and for which no defense to coverage has been asserted or is expected to be asserted and is within the limits of such coverage, pending or threatened against any Credit Party that seeks damages in excess of the Threshold Amount or injunctive relief or alleges criminal misconduct of any Credit Party.

     Section 4.11 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except for routine inquiries which are considered customary and usual for the Governmental Authorities undertaking such inquiries, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.
     Section 4.12 Government Regulation; Margin Regulations. No Corporate Credit Party is subject to or regulated under any Federal or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. No Corporate Credit Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Corporate Credit Party owns any Margin Stock.
     Section 4.13 No Burdensome Obligations; No Defaults. No Requirement of Law or Contractual Obligation of any Credit Party has or have had or could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default, and to such Credit Party’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
     Section 4.14 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party, except, for those that would not, in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.14, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party.
     Section 4.15 ERISA. Schedule 4.15 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, result in any Liability in excess of the Threshold Amount, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.
     Section 4.16 Environmental Matters. Except as set forth on Schedule 4.16, (a) the operations of each Corporate Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Liabilities in excess of the Threshold Amount, (b) no Corporate Credit Party is party to, and no Corporate Credit Party and no real property currently (or to the knowledge of any Corporate Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any Corporate Credit Party is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Corporate Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Liabilities in excess of the Threshold Amount, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Corporate Credit Party and, to the knowledge of any Corporate Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Corporate Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Corporate Credit Party and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Liabilities in excess of the Threshold Amount, (e) no Corporate Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Liabilities in excess of the Threshold Amount and (f) each Corporate Credit Party has made available to Lender copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.
     Section 4.17 Full Disclosure. No information contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Credit Party under any Loan Document or to induce Lender to execute the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.
     Section 4.18 Insurance. As of the Closing Date, Schedule 4.18 lists all insurance of any nature maintained for current occurrences by Borrower and each other Corporate Credit Party, as well as a summary of the terms of such insurance.
     Section 4.19 Brokers. No broker or finder acting on behalf of Borrower or any other Credit Party brought about the obtaining, making or closing of the Agreement and the credit provided hereunder or the Acquisition and neither Borrower nor any Credit Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
ARTICLE V
FINANCIAL COVENANTS
     Section 5.1 Financial Covenants. Borrower and each Credit Party agrees with Lender that until the Termination Date:
          (a) Fixed Charge Coverage Ratio. Guarantor shall have at the end of the calendar month ending January 31, 2006, and at the end of each fiscal quarter thereafter, a Fixed Charge Coverage Ratio of not less than 1.33: 1 for each such period then ended.
          (b) Tangible Net Worth. Permit Tangible Net Worth at the end of any Fiscal Quarter of Guarantor to be less than the sum of (i) USD $140,000,000 plus (ii) 50% of quarterly positive net income for each fiscal quarter of the Guarantor, commencing with respect to the Fiscal Quarter ended December 31, 2005, plus (iii) 50% of (A) the amount of net proceeds received by the Borrower or Guarantor from any future public or private sales of the common stock of any of them after the date of this Agreement, and (B) to the extent not already included, the amount of other increases in shareholder equity occurring after the date of this Agreement.
          (c) Current Ratio. Permit the Current Ratio to be less than 1.1 to 1 at the end of any Fiscal Quarter of Guarantor.

          (d) Working Capital. Permit Working Capital to be less than USD $3,000,000 at the end of any Fiscal Quarter of the Guarantor.
          (e) Debt Ratio. Permit the Debt Ratio to be greater than 55% at the end of any Fiscal Quarter of the Guarantor.
ARTICLE VI
REPORTING COVENANTS
     From the Closing Date through the Termination Date, Borrower and each other Credit Party agree as follows:
     Section 6.1 Financial Statements and Monthly Accounts Payable Aging Report. Borrower and each other Credit Party shall deliver to Lender:
          (a) Quarterly Reports. Within 45 days following the end of each Fiscal Quarter, the Guarantor’s consolidated Financial Statements for such Fiscal Quarter prepared in accordance with GAAP, which shall provide comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a quarterly and year-to-date basis.
          (b) Annual Reports. Within 90 days following the close of each Fiscal Year, the Financial Statements for such Fiscal Year certified without qualification by an independent certified accounting firm acceptable to Lender, which shall provide comparisons to the prior Fiscal Year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, and (ii) any management letter that may be issued.
          (c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a Compliance Certificate in the form of Exhibit “C” duly executed by a Responsible Officer of Borrower that, among other things, (i) demonstrates compliance with each financial covenant contained in Section 5.1 that is tested at least on a quarterly basis and (ii) states that the Financial Statements are complete and correct and that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that Borrower proposes to take with respect thereto.
          (d) Projections. Prior to December 31st of each Fiscal Year, the Projections, which will be prepared by Guarantor in good faith, with care and diligence, and using assumptions that are reasonable under the circumstances at the time such Projections are delivered to Lender and disclosed therein when delivered.
          (e) Monthly Accounts Payable Aging Report. Within fifteen (15) days following the end of each calendar month, a list of all outstanding accounts payable of each Credit Party and any Subsidiaries of the Borrower or each such Credit Party showing the vendor, supplier or servicer, the amount due and the aging of such accounts payables. If requested in writing by Lender, Guarantor, on behalf of itself and/or its Subsidiaries, will provide information on any specific vendors owed in excess of $250,000 and whose accounts payables are over ninety (90) days, within fifteen (15) days of such request.
     Section 6.2 Periodic Reporting. Borrower shall deliver to Lender on each anniversary of the Closing Date and from time to time at Lender’s request, a report by a reputable insurance broker, satisfactory to Lender, with respect to Borrower’s insurance policies.
     Section 6.3 Copies of Notices and Reports. Borrower shall promptly deliver to Lender copies of each of the following: (a) all reports that Borrower transmits to its Security holders generally, (b) all documents that any Credit Party files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, and (c) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Credit Party.

     Section 6.4 Other Events. Borrower shall advise Lender promptly, in reasonable detail, in writing of:
          (a) Liens. Any Lien, other than a Permitted Lien, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline.
          (b) Changes to Collateral. Any material change in the composition of the Collateral.
          (c) Default; Material Adverse Effect. The occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect.
          (d) Litigation, Etc.. The existence, threat or commencement of any Litigation against any Credit Party, any ERISA Affiliate or any Plan or any allegation of criminal misconduct against any Credit Party that has had or could reasonably be expected to have a Material Adverse Effect.
     Section 6.5 Taxes. Borrower shall give Lender notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any officer of any Credit Party knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
     Section 6.6 Labor Matters. Borrower shall give Lender notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any officer of any Credit Party knows or has reason to know of it: (a) the commencement of any material labor dispute to which any Credit Party is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Credit Party of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, have a Material Adverse Effect).
     Section 6.7 ERISA Matters. Borrower shall give Lender (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.
     Section 6.8 Environmental Matters. (a) Borrower shall provide Lender notice of each of the following (which may be made by telephone if promptly confirmed by Borrower in writing) promptly after any officer or environmental risk manager (or equivalent designation) of any Credit Party who knows or has reason to know of it (and, upon the request of Lender, documents and information in connection therewith): (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law; (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law; or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount; (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities; and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of the Threshold Amount.

          (b) Upon request of Lender, Borrower shall provide Lender (i) a copy of any order, notice, request or other information or communication received in connection with any Release, and (ii) a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to Lender pursuant to any Loan Document or as to any condition reasonably believed by Lender to result in material Environmental Liabilities in excess of the Threshold Amount.
     Section 6.9 Other Reports and Information. Borrower shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or any other Credit Party or the Collateral as Lender may reasonably request, all in reasonable detail.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Borrower and each other Credit Party covenants and agrees that from the Closing Date until the Termination Date, Borrower and each other Credit Party shall:
     Section 7.1 Maintenance of Corporate Existence. Preserve and maintain (a) its legal existence and good standing under the laws of the jurisdiction of its incorporation or organization and (b) it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.
     Section 7.2 Compliance with Laws, Etc. Comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     Section 7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.
     Section 7.4 Maintenance of Property. Maintain and preserve (a) in all material respects in good working order and condition the Collateral and all other of its property reasonably necessary in the conduct of its business in each case, ordinary wear and tear excepted, and (b) all material rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities.
     Section 7.5 Maintenance of Insurance.
     (a) Insurance:
     The Borrower shall, at its own cost and expense, carry and maintain at least the minimum insurance coverage set forth in this Section 7.5, in addition to such other risks as Lender may specify, placed with brokers and insurers of recognized responsibility, all being reasonably satisfactory to Lender. Such insurance shall be written on such forms and with terms, conditions, limits and deductibles acceptable to Lender. All insurance policies shall be assigned to Lender (except in the case of the protection and indemnity placement in which case the club or mutual association shall issue its standard Letter of Undertaking noting the Notice of Assignment).
          (i) The Borrower shall keep the Vessel insured against:
(A)	all risk hull and machinery marine risks; and

(B)	war risks; and

(C)	marine and war protection and indemnity risks and other third party liability risks (including, but not limited to, spillage, leakage and pollution); and
          (ii) The all risk hull and machinery marine risks and war risks insurances described in Section 7.5(a)(i)(A) and (B) above, shall be written on a form acceptable to Lender and shall be effected in United States Dollars in amounts not less than the greater of (x) the then current Fair Market Value of the Vessel, or (y) 110% of the Loan balance of the Vessel at the time of loss. Such deductibles hereunder shall not be greater than USD $500,000 each accident or occurrence excluding total loss and in addition, the first USD $1,500,000 in the aggregate otherwise recoverable, but not to exceed USD $1,000,000 in respect of any one claim.
          (iii) The protection and indemnity insurance described in Section 7.5(a)(i)(C) above shall be effected in United States Dollars in the full amount available (including but not limited to, spillage, leakage and pollution to the maximum amount available but in no case less than USD $1,000,000,000.00 each vessel, any one accident or occurrence) from a protection and indemnity club that is a member of the International Group Association (“IGA”).
          (iv) Each of the policies of insurance described in Section 7.5(a)(i)(A) and (B) above covering hull and machinery marine risks and war risks shall:
(A)	name Lender as an additional insured and loss payee and provide that all losses will be paid in accordance with the terms of the Loss Payable Clause endorsed onto the policies; and,

(B)	provide that if such insurance is canceled, non-renewed or if any substantial change is made in the coverage which adversely affects the interest of Lender, or if such insurance is allowed to lapse for non—payment of premium, such cancellation, change or lapse shall not be effective against Lender for thirty (30) days (except seven (7) days in the case of war risks and allied perils insurance, and ten (10) days in the case of non-payment of premium) after receipt by Lender of written notice from the insurers of such cancellation, change or lapse; and,

(C)	provide that all payments by or on the behalf of the insurers to Lender shall be made without set-off, counterclaim, deduction or condition whatsoever; and,

(D)	provide that such insurance is primary without right of contribution from any other insurance which may be available to Lender; and,

(E)	provide that the insurer’s rights of subrogation against Lender, shall be waived; and,

(F)	provide that Lender shall have the right but not the obligation to pay premiums and that such insurers notify Lender in the event such premium is not paid when due; and,

(G)	provide that Lender may make proof of loss and claim if Borrower refuses; and,

(H)	provide a Liner Negligence clause; and,

(I)	provide that Lender shall not have responsibility for premiums, commissions, calls, assessments, advancements, etc; and,

(J)	have attached thereto a Notice of Assignment as shall be acceptable to Lender; and.

(K)	so long as no Event of Default shall have occurred and be continuing, provide that with respect to amounts payable under any insurance with regard to any damage to the Vessel and not constituting an actual or constructive total loss, the underwriters may pay directly for the repair, salvage or other charges involved as if the Borrower shall have first fully repaired the damage or paid all of the salvage or other charges involved, may pay the Borrower as reimbursement therefor; provided, that if such amounts (including any franchise or deductible) are greater than $500,000.00, the underwriters shall not make such payment without first obtaining the written consent of Lender.
          (v) For marine and war protection and indemnity associations in which the Vessel is entered, Borrower shall ensure that Lender is provided with:
(A)	a Certificate of Entry for the Vessel noting the interests of Lender; and

(B)	a Letter of Undertaking in such form as may from time to time be required by Lender which shall include a Loss Payable Clause.
          (vi) Borrower shall be responsible for and be required to pay punctually all premiums, calls, contributions or other sums payable in respect of the insurances and to produce all relevant receipts when required by Lender.
          (vii) Borrower shall arrange for the execution of such guarantees as may from time to time be required by a protection and indemnity or war risks association.
          (viii) Contemporaneous with the execution of this Agreement, and at each policy renewal but not less than annually, Borrower shall provide to Lender hull and machinery and war risks Cover Notes as issued by Borrower’s insurance and reinsurance brokers and protection and indemnity Certificates of Entry and Letter of Undertaking as issued by an IGA club. Such Cover Notes shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof, etc. and shall specifically list the special provisions delineated for such insurance in Section 7.5(a)(iv). The Notices of Assignment and Loss Payable Clause shall also be made part of the Cover Notes. Such protection and indemnity club Certificate of Entry and Letter of Undertaking shall be as described in Section 7.5(a)(v) above.
          (ix) Borrower’s hull and machinery and war risks brokers’ Letters of Undertaking shall include undertakings by the said brokers that:
(A)	they will hold the instruments of insurance when issued, and any extensions, renewals or replacements of such instruments together with any subsequent instruments of insurance substituted with Lender’s consent, and the benefit of the insurances, to the order of Lender; and

(B)	should the approved brokers be authorized to collect claims from the insurers, to pay such amounts to Lender as sole loss payee as arranged in the Loss Payable Clause; and

(C)	they will advise Lender immediately of any cancellation or any material changes which may be made to the terms of the insurances by the insurers (including any endorsements), and notify Lender not less than 30 days prior to the expiration of the insurance; in the event of their not having received notice of renewal instructions from Borrower or, in the event of their receiving instructions to renew, they will advise Lender promptly of the details and deliver to Lender a status report on the renewal negotiations within 10 days of expiry of the then applicable insurance; and

(D)	they will produce to Lender certified copies of renewed certificates of insurance as soon as practicable but in any event prior to the expiry of the previous insurances; and

(E)	they will advise Lender promptly of any default in the payment of any premium, commission, club call, assessment or advance required (whether for new insurance or for insurance extending, replacing or renewing existing insurance) and of any other act, omission or event of which such approved broker has knowledge and which in its sole judgment could reasonably be expected to invalidate or render unenforceable, or cause the cancellation or lapse or prevent the renewal or extension, in whole or in part of, any insurance; and

(F)	they will provide such evidence as Lender may reasonably require of Borrower’s compliance with their obligations relating to insurance; and

(G)	they will not set—off against, nor deduct from, a sum recoverable in respect of a claim against the Vessel under the insurances, any premiums or other amounts due to the brokers or any other person in respect of any other Vessel, nor cancel the insurances by reason of non—payment of such premiums or other amounts; and

(H)	they shall state that such insurance is in compliance with the terms of this Section 7.5 and to the best of such insurance broker’s knowledge, is comparable to that carried by other experienced and responsible companies engaged in operating vessels similar to the Vessel; and

(I)	they will arrange for Loss Payable Clause, Notice of Assignment and the cut-through clauses, if applicable, to be endorsed on all the appropriate policies.
          (x) The Borrower shall be obliged:
(A)	not to employ the Vessel otherwise than in conformity with any of the insurance policies; and

(B)	to reimburse to Lender any reasonable costs or expenses incurred by Lender in obtaining reports from time to time from independent marine insurance brokers as to the adequacy of the insurances, and to deliver all relevant information to those brokers (this provision shall only apply in the event Borrower’s marine insurance brokers are unable or unwilling to provide the Letter of Undertaking required in Section 7.5(a) above); and

(C)	not to make any material alteration in any terms of the insurance which have not been approved by Lender and not to make, do, consent or agree to any act or omission which would or might render any instrument of insurance invalid, void, voidable or unenforceable; and

(D)	not to settle, compromise or abandon any claim under any of the insurances herein mentioned for compromised or arranged total loss without the prior written consent of Lender and shall at its own cost and expense, have the duty and responsibility to make all proofs of loss and take all other steps necessary to collect from underwriters for any loss under the insurances with respect to the Vessel, and;

(E)	if applicable (and for the present it shall not be) to provide to Lender a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made in relation to the Vessel in accordance with the requirements of the protection and indemnity club, and;

(F)	to provide that the Vessel will, at all times, be equipped and accredited with any required trading documentation and/or authorizations, including but not limited to, valid certification under the International Convention on Civil Liability for Oil Pollution Damage, valid U.S. Coast Guard Certificate of Financial Responsibility (or such other Country or State equivalent), vessel classification certificate, etc., essential to legitimize the entry of the Vessel into the waters of any jurisdiction as may be necessary.
          (xi) In the event that there is a material change in the generally accepted industry practice with regard to the insurance of Vessel of a type similar to the Vessel, or new or increased risks are identified such that the insurance described in this Mortgage is in the opinion of Lender insufficient to protect its interests, the insurance requirements may be varied by Lender to include such modifications or changes as may be reasonably necessary to ensure that the insurance provides comparable protection to that which it would have provided if the change in practice had not occurred, or to meet such new or increased risk.
          (xii) Lender shall procure, at the expense of Borrower, and solely for the Lender’s own benefit, Lender’s Interest Insurance and Lender’s Additional Perils — Pollution policies, or some such other similar policies, providing for the indemnification of Lender for loss under the Loan Agreement resulting directly or indirectly from loss of or damage to any of the Vessel which is covered by the Borrower’s insurance policies or protection and indemnity club entries but in respect of which there is subsequent non-payment or reduced payment by the underwriters.
     Section 7.6 Keeping of Books. Keep proper Books and Records, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Credit Party.
     Section 7.7. Access to Books and Property. Borrower and each other Credit Party shall, with respect to the Collateral, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times): (a) provide access to such property to Lender and any of its Related Persons, as frequently as Lender determines to be appropriate, (b) permit Lender and any of its Related Persons to inspect, audit and make extracts and copies from all of Borrower’s and such Credit Party’s Books and Records and (c) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Lender considers advisable, and Borrower and such Credit Party agree to render to Lender, at Borrower’s and such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.
     Section 7.8. Environmental Compliance.
     The Borrower will comply with, will cause the Guarantor to comply with and will use their best efforts to cause their agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Borrower) to so comply with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Vessel or other properties owned or operated by the Borrower and the Guarantors unless such compliance would violate the laws or regulations of the jurisdictions in which the Vessel is located or operating.
     The Borrower will use its and will cause the Guarantor to use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Materials on or about the Vessel.

     Section 7.9 Environmental Indemnification.
          (i) The Borrower hereby agrees to indemnify and hold the Indemnitees harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against any Indemnitee with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Vessel or other properties owned or operated by the Borrower or the Guarantor of any Hazardous Material, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, whether or not caused by or within the control of the Borrower.
          (ii) It is the parties’ understanding that neither the Lender nor any other Indemnitee does now, has never and does not intend in the future to exercise any operational control or maintenance over the Vessel or any other properties owned or operated by the Borrower or the Guarantor, nor has any of them in the past, presently, or intends in the future to, maintain an ownership interest in the Vessel or any other properties owned or operated by the Borrower or the Guarantor except as may arise upon enforcement of the Lender’s rights under the Preferred Ship Mortgage or this Agreement.
          (iii) Should, however, the Lender or any other Indemnitee hereafter exercise any ownership interest in or operational control over the Vessel or any other properties owned or operated by the Borrower or the Guarantor, e.g., including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Lender or other Indemnitee subsequent to exercising such interest or operational control, to the extent such action or inaction by the Lender or other Indemnitee is admitted by the Lender or other Indemnitee or is found by a court of competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the Vessel or other properties owned or operated by the Borrower or the Guarantor of any Hazardous Substance.
     Section 7.10 Use of Proceeds. Use the proceeds of the Term Loan solely (a) to consummate the Acquisition and for the payment of related transaction costs, fees and expenses, and (b) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein.
     Section 7.11 Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem necessary or advisable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve, maintain and enforce Lender’s rights in (and the priority of Lender’s Lien on) any Collateral or (c) to enable Lender to exercise all or any of the rights, remedies and powers granted herein or in any other Loan Document.
     Section 7.12 Charterer’s Subordination of Lien in Vessel in Lender’s Favor. Obtain from each charterer of the Vessel, the agreement that charterer’s maritime lien in the Vessel, if any, shall always be subordinate in all respects to Lender’s preferred ship mortgage lien created by and under the Preferred Ship Mortgage.
ARTICLE VIII
NEGATIVE COVENANTS
     Borrower and each other Credit Party covenant and agree that, without Lender’s prior written consent, from the Closing Date until the Termination Date, neither Borrower nor any other Credit Party shall, directly or indirectly, by operation of law or otherwise:
     Section 8.1 Indebtedness. Cancel any debt owing to it or create, incur, assume or permit to exist any Indebtedness, except:
     (i) the Term Loan;

     (ii) the CIT Loan;
     (iii) the Working Capital Loan;
     (iv) accounts payable and accrued liabilities incurred in the ordinary course of business;
     (v) letters of credit, performance and bid bonds obtained by Borrower and the other Credit Party and its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed USD $40,000,000;
     (vi) supersedeas bonds obtained by Borrower or the other Credit Party and its Subsidiaries in the ordinary course of their business;
     (vii) purchase money indebtedness in connection with capital expenditures permitted by Section 8.15; and
     (viii) the Indebtedness listed on Schedule 8.1 attached hereto and made a part hereof.
     Section 8.2 Liens Incur, maintain or otherwise suffer to exist any Lien upon or with respect to the Collateral, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for Permitted Liens.
     Section 8.3 Investments; Fundamental Changes. Except for the Acquisition, form any Subsidiary, merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in or, except as provided in Section 8.7 below, loan or advance to, any Person.
     Section 8.4 Asset Sales. Sell any of its assets or properties, including its accounts or any shares of its Stock or engage in any sale-leaseback, synthetic lease or similar transaction except in the ordinary course of its business.
     Section 8.5 Restricted Payments. Make or permit any Restricted Payment.
     Section 8.6 Changes in Nature of Business. Make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect, or engage in any business other than that presently engaged in or proposed to be engaged in the Projections delivered to Lender on the Closing Date.
     Section 8.7 Transactions with Affiliates. Enter into any lending, borrowing or other commercial transaction, other than bareboat charters of vessels to Affiliates in the ordinary course of business, with any of its employees, directors, Affiliates or any other Credit Party (including upstreaming and downstreaming of cash and intercompany advances and payments by a Credit Party on behalf of another Credit Party other than loans or advances to employees in the ordinary course of business) except on terms no less favorable to the Credit Party than the Credit Party could obtain in an arms length transaction with a Person not affiliated with the Credit Party.
     Section 8.8 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. Incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of Borrower to make Restricted Payments to, or investments in, or repay Indebtedness or otherwise sell property to, any Credit Party or (b) any Credit Party to incur or suffer to exist any Lien upon any property of any Credit Party, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money indebtedness in reliance upon Section 8.1(vii) or (z) set forth in the Contractual Obligations governing such Indebtedness with respect thereto.

     Section 8.9 Modification of Certain Documents. Amend, waive, or otherwise modify its charter or by-laws or other organizational documents in a manner which will have a Material Adverse Effect on Borrower or any other Credit Party.
     Section 8.10 Accounting Changes; Fiscal Year. Change its (a) accounting treatment or reporting practices, except as allowed by GAAP or any Requirement of Law, or (b) its Fiscal Year or its method for determining Fiscal Quarters or Fiscal Months.
     Section 8.11 Changes to Name, Locations, Etc. Change (i) its name, chief executive office, corporate offices from those set forth on Schedule 4.3, (ii) location of its records concerning the Collateral from those locations set forth on Schedule 4.3, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) its state of incorporation or organization from that set forth on Schedule 4.3.
     Section 8.12 Margin Regulations. No Credit Party shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
     Section 8.13 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in liabilities in excess of the Threshold Amount. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.
     Section 8.14 Hazardous Materials. No Credit Party shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
     Section 8.15 Capital Expenditures. Capital expenditures may only be made for the purpose of the acquisition or upgrading of marine construction vessels and the acquisition of equipment and accessories related to such vessels, or other equipment in the ordinary course of Borrower’s business.
ARTICLE IX
GUARANTY
     Section 9.1 Guaranty. To induce Lender to extend credit to Borrower hereunder and under the other Loan Documents, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with the Loan Documents, of all the Obligations whether existing on the date hereof or hereinafter incurred or created; provided, however, that such Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection. All payments made under this Guaranty shall be in immediately available United States dollars without deduction, set-off or counterclaim.
     Section 9.2 Authorization; Other Agreements. Lender is hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

          (a) (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment of or (iii) waive or otherwise consent to noncompliance with, any Obligation or any Loan Document;
          (b) apply to the Obligations any sums by whomever paid or however realized to any Obligation in such order as provided in the Loan Documents;
          (c) if required by applicable law, refund at any time any payment received by Lender in respect of any Obligation;
          (d) (i) sell, transfer, assign, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, affect, impair or otherwise alter or release any Collateral for any Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Obligation or any part thereof and (iv) otherwise deal in any manner with Borrower and any other guarantor, maker or endorser of any Obligation or any part thereof; and
          (e) settle, release, compromise, collect or otherwise liquidate the Obligations.
     Section 9.3 Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by Lender):
          (a) the invalidity or unenforceability of any obligation of Borrower or any other guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of the Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part of them;
          (b) the absence of (i) any attempt to collect any Obligation or any part thereof or from Borrower or any other guarantor or other action to enforce any of the same or (ii) any action to enforce any Loan Document or any Lien thereunder;
          (c) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, or any other guarantor or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Obligation (or interest thereon) in or as a result of any such proceeding;
          (d) any foreclosure, whether or not through judicial sale, and any other sale of Collateral or any election by Lender following the occurrence of an Event of Default to proceed separately against any Collateral in accordance with Lender’s rights under any applicable Requirement of Law; or
          (e) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of Borrower, Guarantor, and any other guarantor, in each case other than the payment in full of the Obligations.
     Section 9.4 Waivers. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following:
          (a) any demand for payment or performance and protest and notice of protest;
          (b) any notice of acceptance;

          (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and
          (d) any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of Borrower, Guarantor or any other guarantor.
     Section 9.5 Subordination; Waiver of Subrogation. Each Guarantor unconditionally and irrevocably agrees not to enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Borrower or any other guarantor by reason of any Loan Document or any payment made thereunder or to assert any claim, defense, setoff or counterclaim it may have against any other obligor for any of the Obligations or setoff any of its obligations to such other obligor against obligations of such obligor to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance.
     Section 9.6 Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and any other guarantor, maker or endorser of any Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Obligation or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, Lender shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor. Each Guarantor hereby represents and warrants to Lender that the consummation of the transactions between Borrower and Lender contemplated by the Loan Documents is of value to such Guarantor and is reasonably expected to benefit such Guarantor directly or indirectly, and is in furtherance of such Guarantor’s business interests.
     Section 9.7 Reinstatement. Each Guarantor agrees that, if any payment made by any obligor or other person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, if, prior to any of the foregoing, any provision of this Guaranty (including the guaranty of such Guarantor hereunder) shall have been terminated, cancelled or surrendered, such provision, and any Lien or other Collateral securing such Guarantor’s liability hereunder that may have been released or terminated by virtue of such termination, cancellation or surrender, shall be reinstated in full force and effect and such prior termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.
ARTICLE X
SECURITY INTEREST
     Section 10.1 Grant of Security Interest. (a) As collateral security for the prompt and complete payment and performance of the Obligations, Borrower hereby grants to Lender a security interest in and Lien upon all of the following property in which it now has or at any time in the future may acquire any right, title or interest:
          (a) The Vessel;
          (b) all substitutions and improvements made to the Vessel;
          (c) all insurance policies and proceeds paid on account of a casualty to or loss (actual or constructive) of the Vessel; and
          (d) all charter hire and other accounts receivable generated by the operation of the Vessel.

          (e) to the extent not otherwise included, all proceeds, insurance claims and other rights to payment in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing, (all of the foregoing, together with any other collateral pledged to Lender pursuant to any other Loan Document, collectively, the “Collateral”).
     Section 10.2 Nature of Security Interest. Borrower, Lender and each other Credit Party executing this Agreement agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender.
     Section 10.3 Representations and Warranties Regarding Collateral. Borrower and each other Credit Party executing this Agreement represents, warrants and promises to Lender that: (a) Borrower and each other Credit Party granting a Lien in Collateral has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Liens, (b) the security interests granted pursuant to this Agreement and/or under the Preferred Ship Mortgage, upon completion of the filings and/or recordings and other actions listed on Schedule 10.3 (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to Lender in duly executed form) will constitute valid perfected security interests and/or a preferred ship mortgage lien in the Collateral in favor of Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Credit Party (other than purchasers of inventory in the ordinary course of business) and such security interests and/or preferred ship mortgage lien are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens that have priority by operation of law and (c) no effective security agreement, preferred ship mortgage, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.
     Section 10.4 Defense of Collateral. Borrower and each other Credit Party executing this Agreement promises to defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and each shall take such actions, including (a) notification to third parties of Lender’s interest in Collateral at Lender’s reasonable request and (b) the institution of litigation against third parties as shall be prudent in order to protect and preserve each Credit Party’s and Lender’s respective and several interests in the Collateral.
     Section 10.5 Books and Records; Legends. Borrower (and any other Credit Party granting a Lien in Collateral) shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents.
     Section 10.6 Lender’s Rights. (a) Lender may, at any time after a Default has occurred and is continuing and without prior notice to Borrower or any other Credit Party, notify account debtors and other Persons obligated on any Collateral that Lender has a security interest therein and that payments shall be made directly to Lender. Upon the request of Lender, Borrower or any other Credit Party shall so notify such Account Debtors and obligors in respect of Collateral. Borrower and each other Credit Party, after a Default has occurred and is continuing, hereby constitutes Lender or Lender’s designee as Borrower’s attorney-in-fact with power to endorse Borrower’s or such Credit Party’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.
          (b) Borrower and each other Credit Party shall remain liable under each Contractual Obligation to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contractual Obligation (between Borrower or any other Credit Party and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contractual Obligation.

          (c) After the occurrence and during the continuance of a Default, Borrower, at its own expense, shall cause the certified public accountant then engaged by Borrower to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all accounts, (ii) an aging of all accounts with respect to Collateral, (iii) trial balances and (iv) test verifications of such accounts as Lender may request. Borrower, at its own expense, shall cause its certified independent public accountants to deliver to Lender the results of any physical verifications of all or any portion of the inventory made or observed by such accountants when and if such verification is conducted. Lender shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.
     Section 10.7 Lender’s Appointment as Attorney-in-fact. On the Closing Date, Borrower and each other Credit Party executing this Agreement shall execute and deliver a Power of Attorney in the form attached as Exhibit B. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Lender under the Power of Attorney are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender agrees not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing.
     Section 10.8 Authorization to File Financing Statements. Borrower and each other Credit Party executing this Agreement also hereby (a) authorizes Lender to file any financing statements, continuation statements or amendments thereto that contain any information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (b) ratifies its authorization for Lender to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Borrower and each other Credit Party executing this Agreement acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to such Credit Party’s rights under Section 9-509(d)(2) of the UCC.
ARTICLE XI
EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     Section 11.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default”:
          (a) Borrower shall fail to make any payment in respect of (i) principal of the Term Loan when due and payable or declared due and payable or (ii) any other Obligations when due and payable or declared due and payable if, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or
          (b) Borrower or any other Credit Party shall fail to comply with (i) any provision of Article V, Article VI, Section 7.1, Section 7.9 or Article VIII or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for a period of 30 days; or
          (c) an event of default shall occur under any Contractual Obligation of Borrower or any other Credit Party (other than this Agreement and the other Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Threshold Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Threshold Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or
          (d) any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to

Lender by Borrower or any other Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made; or
          (e) there shall be commenced against Borrower or any other Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed or undismissed for 30 consecutive days; or
          (f) a case or proceeding shall have been commenced involuntarily against Borrower or any other Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, and seeking either (x) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or
          (g) Borrower or any other Credit Party shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraph (f) of this Section 11.1 or clauses (i) and (ii) of this paragraph (g), (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due or (v) cease to be Solvent; or
          (h) a final non-appealable judgment or judgments for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered against Borrower or any other Credit Party, unless the same shall be (i) fully covered by insurance (subject to applicable deductibles) and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within 30 days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of 30 days from the date of such judgment; or
          (i) any other event shall have occurred that has had a Material Adverse Effect; or
          (j) any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing); or
          (k) an event of default shall have occurred under the Working Capital Loan, the Intercreditor Agreement or the CIT Loan (as event of default has been defined in such agreements); or
          (l) Change of Control shall have occurred with respect to any Corporate Credit Party.
     Section 11.2 Remedies. (a) If any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable, or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the laws of the Republic of Vanuatu, the general maritime laws of the United States, the United States Code and Code of Federal Regulations, applicable state law and the UCC; provided, that upon the occurrence of any Event of Default specified in Sections 10.1(f) or (g), the Obligations shall become immediately due and payable (and any obligation of Lender to make the Term Loan, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Lender.

          (b) Without limiting the generality of the foregoing, Borrower and each other Credit Party executing this Agreement expressly agrees that upon the occurrence of and during the continuance of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right Borrower and each other Credit Party executing this Agreement hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Credit Party’s premises or elsewhere and shall have the right to use any Credit Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.
          (c) Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, Borrower and each other Credit Party executing this Agreement further agrees, to assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at its premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrower and each other Credit Party executing this Agreement agrees that 10 days’ prior notice by Lender to such Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower and each other Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.
          (d) Neither Lender’s failure, at any time, to require strict performance by Borrower or any other Credit Party of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith, it being understood that any such waiver shall only be effective if made in accordance with Section 12.1. Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Credit Party shall entitle any Credit Party to notice or demand in the same, similar or other circumstances. Recourse to the Collateral shall not be required.
     Section 11.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents or any other notes, commercial paper, accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Lender on which such Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies and (c) the benefit of all valuation, appraisal and exemption laws. Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choice and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.
     Section 11.4 Application of Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including Sections 9-608(a)(1) and 9-615(a)(3) of the UCC (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrower or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Modification of Agreement. No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Credit Party therefrom shall be effective unless effected by a written agreement signed by Lender and each Credit Party which is a party to such Loan Document.
     Section 12.2 Binding Effect; Assignments. (a) This Agreement shall become effective when it shall have been executed by Borrower and Lender. Thereafter, it shall be binding upon and inure to the benefit of Borrower, each other Credit Party, Lender and, to the extent provided in Section 12.4, each other Indemnitee and, in each case, their respective successors and permitted assigns. Neither Borrower nor any other Credit Party shall have the right to assign any rights hereunder or any interest herein.
          (b) Lender reserves the right at any time to create and sell participations in the Term Loan and the Loan Documents and to sell, transfer, pledge or assign any or all of its rights, benefits, obligations or duties under the Loan Documents or with respect to the Term Loan, in each case, without the consent of or notice to Borrower or any other Credit Party, and the Guaranty given by the Guarantor under Article IX hereof shall inure to the benefit of Lender’s successors, participants and assigns.
     Section 12.3 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of such Credit Party, and Lender shall not be required under any Loan Document to reimburse any Credit Party therefor. In addition, Borrower agrees to pay or reimburse upon demand Lender for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, execution, interpretation or administration of forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of any Term Loan, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including, to the extent applicable, periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to Lender or such Related Persons.
     Section 12.4 Indemnities. (a) Borrower agrees to indemnify, hold harmless and defend Lender and its Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, [any Acquisition Document,] any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Term Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of Borrower, any Credit Party or any Affiliate of any of them in connection with any of the foregoing [and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions], (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related

Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrower shall not have any liability under this Section 12.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Borrower and each other Credit Party waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
          (b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Lender or following Lender having become the successor-in-interest to any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
     Section 12.5 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.6 (Receipt of Payments), Section 2.9 (Increased Costs; Capital Requirements), Section 12.3 (Costs and Expenses), Section 12.4 (Indemnities) or this Section 12.5) and all representations and warranties made in any Loan Document shall (a) survive the Termination Date and (b) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
     Section 12.6 Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Credit Party hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 12.7 Lender-Creditor Relationship. The relationship between Lender and the Credit Parties is solely that of lender and creditor. Lender has no fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Lender and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
     Section 12.8 Right of Setoff. Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Lender or any of their respective Affiliates to or for the credit or the account of Borrower against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 12.8 are in addition to any other rights and remedies (including other rights of setoff) that Lender and its Affiliates may have.
     Section 12.9 Marshaling; Payments Set Aside. Lender shall be under no obligation to marshal any property in favor of any Credit Party or any other party or against or in payment of any Obligation. To the extent that Lender receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
     Section 12.10 Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Borrower or any Credit Party, to the address set forth for Borrower on Schedule I hereto; (B) if to Lender, at the address set forth for Lender on Schedule I hereto, (ii) posted to any E-System set up by or at the direction of Lender or (iii) addressed to such other address as shall be notified in writing to the other parties hereto. [Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a).]
          (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails and (iv) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Lender pursuant to Article II shall be effective until received by Lender.
     Section 12.11 Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 12.10(a), each of Lender, Borrower and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of Section 12.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 12.10 and this Section 12.11, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Lender and Credit Parties in connection with the use of such E-System.
          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF LENDER OR ANY

OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY LENDER OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower and each other Credit Party executing this Agreement and Lender agrees that Lender has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     Section 12.12 Governing Law. The laws of the State of New York (without giving effect to the conflicts of laws principles thereof) shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.
     Section 12.13 Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
          (b) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Schedule I (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Non-Exclusive Jurisdiction. Nothing contained in this Section 12.13 shall affect the right of Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
     Section 12.14 WAIVER OF JURY TRIAL. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     Section 12.15 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.
     Section 12.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission [or Electronic Transmission] shall be as effective as delivery of a manually executed counterpart hereof.

     Section 12.17 Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Credit Party and any of Lender or any of its respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).
     Section 12.18 Use of Name. Each of Borrower and each other Credit Party executing this Agreement agrees, and shall cause each other Credit Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document that may be required to be filed with any Governmental Authority) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital prior thereto.
     Section 12.19 Authorized Signature. Until Lender shall be notified in writing by Borrower or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Lender or any of Lender’s officers, agents, or employees to be that of an officer of Borrower or such other Credit Party shall bind Borrower and such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s Board of Directors, and Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.
     Section 12.20 Time of the Essence. Time is of the essence for performance of the Obligations under the Loan Documents.
     IN WITNESS WHEREOF, this Term Loan, Guaranty and Security Agreement has been duly executed as of the date first written above.
(all signatures on next page)

HORIZON VESSELS, INC., Borrower
By:	/s/ David W. Sharp
	Name:	David W. Sharp
	Title:	President

HORIZON OFFSHORE, INC., Guarantor
By:	/s/ David W. Sharp
	Name:	David W. Sharp
	Title:	President

GENERAL ELECTRIC CAPITAL CORPORATION, Lender
By:	/s/ Andrew J. Bella
	Name:	Andrew J. Bella
	Title:	Vice President

Schedules and Exhibits have been intentionally omitted, and will be made available to the Securities and Exchange Commission upon request.